Exhibit 23.2

Consent of Independent Public Accounting Firm

The Board of Directors
TC Pipelines GP, Inc., General Partner of TC Pipelines, LP:

We consent to the use of our report dated February 23, 2017, with respect to the consolidated balance sheets of Iroquois Gas Transmission System, L.P., and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in partners' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements, which report appears in the Form 8-K of TC Pipelines, LP dated June 30, 2017, incorporated herein by reference.

/s/ Blum, Shapiro & Company, P.C.
West Hartford, Connecticut
June 30, 2017